Exhibit 16.1

February 17, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees and the Campbell Soup Company Savings and 401(k) Plan for Hourly-Paid Employees (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Plans’ Form 8-K report dated February 17, 2005. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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